EXHIBIT 10.99
AGREEMENT
     THIS AGREEMENT (hereinafter “Agreement”) is made and entered into by and between Larry T. Mimms, Ph.D. (hereinafter “DR. MIMMS”), on the one hand, and Gen-Probe Incorporated, its parents, subsidiaries, related entities, predecessors, successors, officers, directors, agents, employees and assigns (hereinafter collectively “GEN-PROBE”), on the other hand.
     1. Resignation of Employment. DR. MIMMS hereby resigns from all positions of employment with GEN-PROBE and its affiliates, including but not limited to his position as Executive Vice President, Research & Development, as of April 16, 2007 (the “Resignation Date”). DR. MIMMS’ employment with GEN-PROBE shall terminate, for all purposes, as of the Resignation Date.
     2. Consideration to Dr. Mimms and Tax Liability.
          a. Compensation. GEN-PROBE agrees to pay DR. MIMMS severance benefits at a rate equal to his current Base Salary (less applicable withholding taxes) for the period commencing on the Resignation Date and continuing through July 16, 2008. These severance payments shall be paid on GEN-PROBE’s regular paydays in accordance with the Company’s customary payroll practices. DR. MIMMS will not be entitled to any compensation of any kind whatsoever other than that expressly set forth in this Paragraph 2(a), provided, however, that he shall be entitled to any stock options previously granted to him and vested as of the Resignation Date, in accordance with the terms of the applicable plans and agreements.
          b. Health Care and Life Insurance Coverage. GEN-PROBE shall provide DR. MIMMS with continued health care coverage under GEN-PROBE’s medical plan, without charge, to DR. MIMMS and his eligible dependents until the earlier of (i) July 16, 2008 or (ii) the first date that DR. MIMMS is covered under another employer’s health benefit program providing substantially the same or better benefit options to DR. MIMMS without exclusion for any pre-existing medical condition. The period of time medical coverage continues under this agreement will be counted as coverage time under COBRA. GEN-PROBE will pay the premium for continued life insurance coverage, if any, that DR. MIMMS may have elected under GEN-PROBE’s Life Insurance and Supplemental Life Insurance plan, subject to payment by DR. MIMMS of the portion of such premium not contributed by GEN-PROBE under such plan, through July 16, 2008.
          c. Transition Services. GEN-PROBE agrees to provide DR. MIMMS with transition support services during the first three months of the Salary Continuation Period. At DR. MIMMS’ option, GEN-PROBE agrees to provide DR. MIMMS, in lieu of such services, the sum of $5,000, minus applicable taxes.

          d. No Other Consideration or Obligation. DR. MIMMS acknowledges and agrees that, upon performance of this Agreement by GEN-PROBE, he will have been paid all salary, overtime, bonuses, vacation, commissions and other compensation and benefits earned or accrued during his employment with GEN-PROBE. DR. MIMMS expressly acknowledges that he is not entitled, pursuant to company policy, prior contracts, other agreements or otherwise, to any other payment, benefit or consideration of any type whatsoever in connection with the termination of his employment with Gen-Probe.
          e. Tax Matters. All compensation described in this Paragraph 2 will be subject to GEN-PROBE’s collection of all applicable federal, state and local income and employment withholding taxes. DR. MIMMS specifically agrees, upon the advice of counsel, that he alone is and will be fully responsible for the payment of any and all amounts any governmental or tax authorities may claim are due, if any, on the consideration paid to him pursuant to this Agreement. DR. MIMMS further acknowledges that GEN-PROBE is relying on, among other things, this specific promise in entering into this Agreement. DR. MIMMS agrees to release, indemnify and hold harmless GEN-PROBE, from any and all claims by DR. MIMMS or any local, state or federal government agency for any unpaid taxes. Gen-Probe shall issue and file an IRS Form 1099 regarding payments under this Paragraph 2.
     3. General Release.
          a. In exchange for the consideration described herein, DR. MIMMS on his own behalf and on behalf of his heirs and assigns, hereby voluntarily, completely and irrevocably releases and discharges Gen-Probe, including Gen-Probe’s officers, directors, shareholders, employees, attorneys, insurers, agents, successors, assigns and all related representatives and organizations (all collectively referred to herein as “GEN-PROBE”), from any and all obligations, liabilities, claims and causes of action of any kind whatsoever, arising out of or related to DR. MIMMS’ employment with GEN-PROBE or termination of that employment, including but not limited to, any and all claims or causes of action for wrongful termination, breach of contract, acting in bad faith, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, violation of any employment policies, defamation in any form, any discrimination on the basis of race, sex, age, national origin, veteran status, mental or physical disability, religion, sexual orientation, pregnancy status, marital status and/or any other employment-related claim or cause of action brought under state or federal law or pursuant to any administrative proceeding statutory claims.
          b. DR. MIMMS understands that various state and federal laws prohibit employment discrimination based on age, race, color, sex, religion, national origin, marital status, ancestry, handicap, disability, medical condition and other factors, and prohibits harassment of any sort based on any of those factors. DR. MIMMS understands and agrees that by signing this Agreement, he is waiving (among other things) any rights he has or may have had to pursue any and all available remedies against GEN-PROBE under these employment discrimination laws and/or any other employment-related causes of action, including, without limitation, claims arising under: the Age Discrimination in Employment Act as amended, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights

Act of 1991, 42 U.S.C. § 2000 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., as well as claims under the California Fair Employment and Housing Act, Cal. Govt. Code § 12900 et seq.; or under the California Labor Code), known or unknown, existing or potential, with respect to DR. MIMMS’ employment with Gen-Probe.
          c. This Release is intended to be interpreted as broadly as possible and to apply to any and all claims available to DR. MIMMS in any forum.
          d. The release set forth above includes the waiver of all unknown Claims, including an express waiver of DR. MIMMS’ rights under California Civil Code section 1542, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him would have materially affected his settlement with the debtor.
DR. MIMMS has read and understands section 1542, and agrees to waive all rights under section 1542. DR. MIMMS expressly agrees and understands that this Agreement shall apply to all unknown and unsuspected claims, despite the fact that he may later discover facts in addition to or different from those which he now believes to be true.
     4. Older Workers’ Benefit Protection Act. This Agreement is intended to release and discharge any claims by DR. MIMMS under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, the parties agree as follows:
          a. DR. MIMMS acknowledges that he has read and understands the terms of this Agreement.
          b. DR. MIMMS acknowledges that he has been advised to consult with an attorney, if desired, concerning this Agreement and has received all advice he deems necessary concerning this Agreement.
          c. DR. MIMMS acknowledges that he has been given 21 days to consider whether to enter into this Agreement, and has taken as much of this time as he deems necessary to consider whether to enter into this Agreement.
          d. For a seven day period following the execution of this Agreement, DR. MIMMS may revoke this Agreement by delivering a written revocation to the following person: Diana R. De Walt, Vice President, Human Resources, Gen-Probe Incorporated, 10210 Genetic Center Drive, San Diego, CA 92121. This Agreement shall not become effective and enforceable until the revocation period has expired (the “Effective Date”).

          e. DR. MIMMS acknowledges that he is entering into this Agreement freely and voluntarily and without coercion, duress, fraud or undue influence of any kind whatever.
     5. Promise Not to Prosecute. DR. MIMMS agrees that he will not prosecute or allow to be prosecuted on his behalf, in any court or other forum, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this Agreement, except for the payments and benefits described in this Agreement, GEN-PROBE will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of DR. MIMMS and his successors. DR. MIMMS agrees that in the event any released Claim is instituted by him or on his behalf, this Agreement shall constitute an affirmative defense to such Claim sufficient to warrant the immediate dismissal, with prejudice, of such Claim.
     6. No Pending Claims. DR. MIMMS represents he has no pending claim with the Equal Employment Opportunity Commission or Department of Fair Employment and Housing. To the extent such claims exist, DR. MIMMS will take all actions in his power to withdraw, effective upon signing this Agreement, any and all allegations of wrongdoing made against GEN-PROBE filed with or reported to any governmental agency, including any and all claims submitted to the Department of Fair Employment and/or the Equal Employment Opportunity Commission.
     7. Unknown or Different Facts or Law. DR. MIMMS acknowledges that he may discover facts or law different from, or in addition to, the facts or law he knows or believes to exist with respect to a released claim. He agrees, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or law.
     8. Participation in Litigation. DR. MIMMS agrees that he will not voluntarily participate in, be a witness in, be a party to, or otherwise voluntarily involve himself in any potential claim or litigation against GEN-PROBE. DR. MIMMS further agrees that he will not voluntarily assist or encourage in any manner whatsoever any person, party, or litigant, in any claim, potential claim or action, against GEN-PROBE.
     9. Advice of Counsel. DR. MIMMS and GEN-PROBE acknowledge and agree that they have been supplied with, have read and have had an opportunity to discuss the terms of this Agreement with their respective legal counsel. Each party further warrants and agrees that he/it fully understands the contents and effect of this document, approves and voluntarily accepts the terms and provisions of the Agreement with full knowledge of their significance, agrees to be bound by the Agreement.
     10. Confidential Information. DR. MIMMS agrees that during his employment he has had access to confidential information. DR. MIMMS hereby agrees he is bound by the Proprietary Information and Inventions Agreement, he will not disclose any confidential information acquired during his employment to any other person or entity and will not use any confidential information acquired during his employment in any manner detrimental to Gen-Probe’s interests.

     11. No Admission of Liability. It is understood and agreed by the Parties that this Agreement is not an admission of liability on the part of GEN-PROBE.
     12. No Assignment. DR. MIMMS warrants and represents that he has not assigned or transferred to any person any released matter or any right to any of the consideration provided by GEN-PROBE pursuant to this Agreement. Notwithstanding the above, the parties agree that DR. MIMMS’ obligations under the Proprietary Information and Inventions Agreement survive this Agreement.
     13. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to DR. MIMMS’ employment with GEN-PROBE, the termination of such employment, and the other matters addressed in this Agreement. There are no collateral agreements, written or oral that are not contained in this Agreement. The parties acknowledge and agree that no promises or representations were made to them which do not appear in this Agreement. This Agreement may only be modified by a written instrument signed by DR. MIMMS and GEN-PROBE.
     14. No Presumption Against Drafter. DR. MIMMS agrees that this Agreement has been negotiated and that no provision contained herein shall be interpreted against any party because that party drafted the provision.
     15. Severability. Should a court determine that any term of this Agreement is unenforceable, that term shall be deemed to be deleted. However, the validity and enforceability of the remaining terms shall not be affected by the deletion of the unenforceable term.
     16. Arbitration. Any controversy or dispute relating to, arising out of, or in any way connected to any provision of this Agreement shall be finally resolved by final and binding arbitration in accordance with this Paragraph by a single arbitrator who is a former state or federal judge, to be conducted in San Diego, California. DR. MIMMS and GEN-PROBE waive any rights to a jury trial in connection with such claims or disputes. Unless the parties agree otherwise, the arbitration shall be conducted by former state or federal judge appointed by the American Arbitration Association, or by any similar arbitration provider if AAA is no longer in existence or unable to appoint a former state or federal judge to serve as arbitrator. The costs of the arbitration, including the fees of the arbitrator, shall be borne exclusively by Gen-Probe. The arbitrator’s decision shall be delivered in writing and shall disclose the essential findings and conclusion on which the arbitrator’s decision is based. The parties shall be permitted to conduct adequate discovery to allow for a full and fair exploration of the issues in dispute in the arbitration proceeding. The arbitrator may grant any relief which otherwise would have been available to the parties in a court proceeding. The decision and award of the arbitrator shall be final and binding, and judgment upon the arbitrator’s award may be entered by any court of competent jurisdiction.

     17. Counterparts. This Agreement may be executed in counterparts and shall be binding on all parties when each has signed either an original or a copy of this Agreement.
The parties acknowledge that they have read this Agreement carefully and fully understand each and every provision contained herein, and intend to be bound by all of its terms.

Dated: April 16, 2007	/s/ Larry T. Mimms

Larry T. Mimms, Ph.D.

Date: April 16, 2007	Gen-Probe Incorporated

	By:	/s/ Diana De Walt

Diana De Walt Vice President, Human Resources